UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2016

Foundation Healthcare, Inc.

(Exact name of registrant as specified in charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 N. Portland Avenue, Suite 200

Oklahoma City, Oklahoma 73134

(Address of Principal Executive Offices) (Zip Code)

(405) 608-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Justin Bynum as Chief Financial Officer

Justin Bynum, 37, was named our Chief Financial Officer and our Principal Financial and Accounting Officer on November 7, 2016.  Mr. Bynum joined the Company in May 2016 and worked directly with our Chief Executive Officer on strategic finance initiatives.  From May 2013 to April 2016, Mr. Bynum served as Vice President and Chief Financial Officer of Saint Anthony Hospital, a not-for-profit stand-alone safety-net hospital in Chicago, Illinois.  From 2009 to May 2013, Mr. Bynum served in various roles in the healthcare industry including Chief Financial Officer, Division Financial Manager, and Assistant Chief Financial Officer for hospitals owned by Health Management Associates and Vanguard.  Prior to entering the healthcare industry, Mr. Bynum was a stockbroker from 2001 to 2007.  Mr. Bynum holds degrees in economics and political science from the University of North Carolina at Chapel Hill and an MBA from The College of William and Mary.

As Chief Financial Officer, Mr. Bynum will receive an annual base salary of $220,000 and will be eligible to earn a bonus up to 50% of his base salary if the Company meets certain earnings targets and other objectives to be determined by our Compensation Committee.  Mr. Bynum is expected to be awarded stock options for the purchase of 250,000 shares of the Company’ s common stock at an exercise price of $2.00 per share.  In addition, Mr. Bynum will be reimbursed for certain relocation costs including certain moving expenses and temporary living expenses for a period of 90 days not to exceed $1,400 per month.

There are no other arrangements or understandings pursuant to which Mr. Bynum was selected as the Company’s Chief Financial Officer. There are no family relationships among any of the Company’s directors, executive officers, and Mr. Bynum, and there are no related party transactions between the Company and Mr. Bynum reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	FOUNDATION HEALTHCARE, INC.

Date: November 8, 2016	By:	/s/ STANTON NELSON
Stanton Nelson
Chief Executive Officer